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Exhibit 99.2

Evergreen Energy Announces Intended Offering of Convertible Secured Notes Due 2012

        DENVER, July 24, 2007—Evergreen Energy Inc. (NYSE Arca: EEE), today announced that it intends to offer, subject to market and other conditions, convertible secured notes due 2012. The notes are being sold in a private placement in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act"). The interest rate, conversion rate, conversion price and other terms of the notes will be determined at the time of the pricing of the offering.

        At Evergreen Energy's option, holders may convert the notes into cash, common stock, or a combination thereof. The notes will be senior, secured obligations guaranteed by the Company's wholly owned subsidiary, Evergreen Operations, LLC, and its subsidiaries.

        Evergreen Energy anticipates that it will use the net proceeds from the convertible note offering to fund operations and capital expenditures at our Fort Union plant and for general corporate purposes.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

        Any offers of the notes will be made only by means of a private offering circular. The notes and shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from registration under the Securities Act and applicable state securities laws.

  About Evergreen Energy Inc

        Evergreen Energy Inc. refines coal into a cleaner, more efficient and affordable solid fuel that is available today to meet the growing energy demands of industrial and utility customers while addressing important environmental concerns. Visit www.evgenergy.com for more information.

  Forward Looking Statements

        Statements in this news release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contacts:
Analyst and Investors:	Media and Public Affairs
Karli Anderson	Paul Jacobson
Director of Investor Relations	VP Corporate Communications
303-293-2992	303-239-2992

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  Evergreen Energy Announces Intended Offering of Convertible Secured Notes Due 2012